                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  ____


Check the appropriate box:

 [X]  Preliminary proxy statement                    ____  Confidential, for use
-----                                                      of the commission
                                                           only (as permitted
                                                           by Rule 14a-6(e)(2))

____  Definitive proxy statement

____  Definitive additional materials

____  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                  GATEWAY, INC.
                                  -------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

         [X]  No fee required.

         ____ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:_______________________________

       (2) Aggregate number of securities to which transaction applies:_______________________________

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_______

       (4) Proposed maximum aggregate value of transaction:_____________________

       (5) Total fee paid:______________________________________________________
               _____  Fee paid previously with preliminary materials.
               _____ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount Previously Paid:______________________________________________

       (2) Form, Schedule or Registration Statement No.:________________________

       (3) Filing Party:________________________________________________________

       (4) Date Filed:__________________________________________________________

                                  GATEWAY, INC.
                               14303 Gateway Place
                             Poway, California 92064
                 -----------------------------------------------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          To Be Held December 21, 2001

To Our Stockholders:

         Notice is hereby given that a Special Meeting of Stockholders of Gateway, Inc., a Delaware corporation, (the "Company") will be held on Friday, December 21, 2001 at 9:00 a.m., Pacific Standard Time, at our offices at 14303 Gateway Place, Poway, California 92064 to consider and act upon a proposal to approve the recommendation of the Board of Directors for the possible issuance and sale of shares of a new series of convertible preferred stock of the Company (the "Preferred Stock") that the Company currently plans to sell to America Online, Inc. ("AOL") at a price of $4,000 per share for an aggregate purchase price of up to $400 million, including the potential issuance of common stock of the Company upon conversion of the Preferred Stock. The Company agreed to sell the Preferred Stock to AOL pursuant to an investment agreement with AOL entered into on October 20, 1999.

         Only stockholders of record at the close of business on November 27, 2001 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

         A list of stockholders entitled to vote at the Special Meeting will be available at our offices, 14303 Gateway Place, Poway, California 92064 for a period of ten days prior to the Special Meeting for examination by any stockholder and at the Special Meeting.

                               By Order of the Board of Directors.



                               Theodore W. Waitt
                               Chairman of the Board and Chief Executive Officer



Poway, California
November __, 2001



         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY OUR BOARD OF DIRECTORS, AND RETURN IT TO US. THE PROXY MAY BE REVOKED AT ANY TIME BEEFORE IT IS VOTED. STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON SHOULD THEY SO DESIRE.

                                  GATEWAY, INC.

                               14303 Gateway Place
                             Poway, California 92064

                           ---------------------------
                           PROXY STATEMENT FOR SPECIAL
                             MEETING OF STOCKHOLDERS
                           ---------------------------

         The Board of Directors of Gateway, Inc. (the "Company") presents this Proxy Statement and the enclosed proxy card to the Company's stockholders and solicits their proxies for the Special Meeting of Stockholders to be held on Friday, December 21, 2001 at 9:00 a.m. Pacific Standard Time at our offices at 14303 Gateway Place, Poway, California 92064 and any adjournment or postponement thereof (the "Meeting"). The Meeting has been called for stockholders to approve a recommendation of the Board of Directors for the possible issuance and sale of shares of a new series of convertible preferred stock of the Company to be called Series A Preferred Stock (the "Preferred Stock") including the potential issuance of common stock of the Company, $0.01 par value (the "Common Stock") upon conversion of the Preferred Stock.

         The Company agreed to sell $400 million of Preferred Stock to America Online, Inc. ("AOL") at a price of $4,000 per share pursuant to an existing investment agreement with AOL entered into on October 20, 1999 and subsequently amended (the "Agreement"). The principal terms of the Preferred Stock are summarized below.

         The $400 million investment represents the third and final tranche of a total of $800 million that AOL agreed to invest pursuant to the Agreement and the related Strategic Alliance Agreement between AOL, the Company, and Gateway Companies, Inc. (the "Strategic Alliance Agreement"). However, for reasons discussed below, the Company is currently discussing with AOL possible alternatives to the final tranche of the originally proposed investment, and the Company may decide to proceed with the original $400 million sale of Preferred Stock or, subject to AOL's agreement, may modify the transaction or choose not to proceed with the transaction at all. These reasons include (a) the current price of the Company's Common Stock results in greater dilution of ownership percentages and earnings per share from what was contemplated in October of 1999, and (b) management believes that the Company's sources of liquidity and working capital, excluding borrowings under its credit facility and the final tranche of AOL's investment, provide adequate flexibility for the Company's needs for at least the next 12 months.

         The Board may determine that proceeding with the transaction is in the best interests of the Company's stockholders, and the Board is therefore seeking approval at the Meeting. See "Board Recommendation" below.

         If the Company chooses to proceed with the sale of up to $400 million of Preferred Stock, then depending on the Common Stock's market price during the conversion pricing period, the percentage of Common Stock that the Preferred Stock may be converted into could possibly exceed 20% of the then-outstanding shares of Common Stock. In that event, New York Stock Exchange ("NYSE") rules for listing require the Company's stockholders to approve the issuance. The Company does not know with certainty whether stockholder approval will be required under NYSE rules because it will not know the applicable conversion price until immediately prior to the proposed Meeting. In addition, the Company and AOL are discussing possible alternatives to this investment that may not require a shareholder vote. Accordingly, the Board is seeking your proxy to preserve the Company's flexibility to move forward with the original investment if the Board believes it is in the best interests of the Company's stockholders to do so.

         If the number of shares of Common Stock issuable upon conversion of the Preferred Stock as determined before the Meeting will not exceed the 20% threshold or if the Company and AOL agree on an alternative to this investment that does not require stockholder approval, the Company will not hold the Meeting. The Company also reserves the right to proceed with the transaction if determined by the Company to be appropriate under the circumstances and in the best interests of stockholders.

     Proposal to Approve Issuance of Preferred Stock Including Common Stock
                  Issuable upon Conversion of Preferred Stock.

General

         The Board of Directors has recommended that if required by NYSE rules, stockholders approval at the Meeting the possible issuance and sale of up to 100,000 shares of the Preferred Stock, including Common Stock potentially issuable upon conversion to AOL at a price of $4,000 per share or an aggregate total price of up to $400,000,000. Closing of the transaction is expected to occur on or about December 24, 2001 or as otherwise provided in the Agreement. In connection with the possible sale of the Preferred Stock, the Board has also approved the issuance of Common Stock upon any conversion of the Preferred Stock pursuant to its terms.

         The sale of up to $400 million of Preferred Stock to AOL is the final tranche of the $800 million investment by AOL pursuant to the Agreement. The Company is seeking stockholder approval in the event the Company believes at the time of closing that the transaction is in the best interests of the Company and its stockholders and such approval is required under the NYSE rules described below.

         If shares of Common Stock are issued upon conversion of shares of Preferred Stock, existing Company stockholders will have their ownership percentage diluted. The effect on earnings per share will depend on (1) the level of Company earnings in future periods; (2) the actual conversion price (as described below); and (3) the ultimate amount of the investment. In addition, market sales of the newly issued Common Stock could cause downward pressure on the price of Common Stock. However, AOL is generally prohibited from selling or transferring any Common Stock it acquires upon conversion of the Preferred Stock pursuant to the Agreement until June 2005. The limitations terminate earlier upon termination of the Strategic Alliance Agreement, a Change of Control of the Company (as defined below), and certain other circumstances such as non-payment of dividends due on the Preferred Stock.

         The consummation of the issuance of the Preferred Stock is subject to a number of customary terms and conditions. The Agreement provides that neither party is obligated to close the transaction if the Strategic Alliance Agreement has been terminated. The Agreement also provides that the Company is not required to close the sale of the Preferred Stock if stockholder approval is required by NYSE rules. By seeking approval at the Meeting, the Company does not intend to waive such condition.

         There is no assurance that the issuance and sale of the Preferred Stock will be consummated or if consummated, that such issuance and sale will be on the same terms as set forth herein. The Company reserves the right not to proceed with such transaction or to modify its terms at any time after taking into account all the facts and circumstances. For any transaction that would require stockholder approval, the Company does not, however, intend to modify the terms outlined below in a manner that would have a material adverse impact on the Company's stockholders without seeking further stockholder approval of such terms.

         Under the Company's stockholder rights plan, acquisition of securities representing certain ownership thresholds triggers certain events. In light of the unique nature of this proposed transaction, prior to the issuance and sale of the Preferred Stock, the Company currently intends to amend the rights plan, if necessary, so that the issuance and sale of the Preferred Stock including issuance of Common Stock upon conversion of the Preferred Stock will not trigger the rights plan.

New York Stock Exchange Approval Requirement

         As a condition of continued listing of the Common Stock on the NYSE, the Company is generally required to obtain stockholder approval of any transaction or series of transactions where the sale or issuance of Common Stock (or securities convertible into common stock) by the Company equals or exceeds 20% of the Common Stock outstanding before the issuance. Stockholder approval is also required in connection with transactions that are deemed to be a "change in control" under NYSE rules. Although the Company believes the issuance of the Preferred Stock would not constitute a "change in control", if the transaction were to be so construed, the approval being sought would also be effective to satisfy that NYSE requirement.

         The number of shares of Common Stock that may be issued upon conversion of the Preferred Stock will not be known until the end of the conversion pricing period as described below. In the event that the maximum number of shares of Common Stock issuable upon conversion of the Preferred Stock determined before the meeting is less than the 20% threshold under the NYSE rules, the Company will cancel the Meeting.

         The following table illustrates the number of shares of Common Stock that would be issued upon conversion of $400 million Preferred Stock at various hypothetical conversion prices. The table also indicates the approximate percentage of the outstanding shares of Common Stock as of November [12], 2001 of 323,962,291, excluding any shares to be issued upon such conversion. The actual conversion price will include a sliding scale premium of up to 12% and will be based on a pricing period ending before closing of the transaction. The Company cannot predict whether the actual conversion price will be such that the Preferred Stock could be converted into a number of shares of Common Stock that would not require stockholder approval under NYSE rules.

      -----------------------------------------------------------------------
                           Number of Shares of      % of Outstanding
       Conversion Price    Common Stock Issued       Common on 11/12/01
      -----------------------------------------------------------------------
       $5.50                    72,727,273                  22.4%
      -----------------------------------------------------------------------
       $6.00                    66,666,666                  20.6%
      -----------------------------------------------------------------------
       $6.17                    64,829,821                  20.0%
      -----------------------------------------------------------------------
       $7.00                    57,142,857                  17.6%
      -----------------------------------------------------------------------
       $8.00                    50,000,000                  15.43%
      -----------------------------------------------------------------------

Based on the closing price on November 13, 2001 of $8.20 per share, if the average closing price of Common Stock during the applicable conversion pricing period equals such price, the conversion price would be $8.20, and the percentage of outstanding shares represented by the transaction would be approximately 15%.

Reasons for the Sale of the Preferred Stock

         During the fourth quarter of 1999, the Company and AOL formed a strategic alliance to create a long-term relationship to offer their respective products and services to each other's customers. Since creating the alliance, the Company and AOL have pursued a number of marketing and development initiatives, including the marketing of dial-up Internet access services to consumers, development of Internet access devices and services, development of training products and, more recently, marketing of broadband Internet access services. To date, the Company and AOL have generated more than 2.6 million dial-up Internet access subscribers through the alliance. As customers accelerate adoption of broadband access, the Company anticipates the alliance will focus more heavily on leveraging the broadband assets available through AOL. In addition AOL agreed to invest $800 million in the Company over a two-year period, of which the proposed sale of the Preferred Stock is the third and final tranche of investment.

         The Company believes that AOL's investments previously made under the Agreement have strengthened AOL's commitment to the Company and the strategic alliance and that the additional proposed investment will further strengthen the relationship. As a result of AOL's investments, the Company believes that AOL's interests are and will be more closely aligned with the interests of other Company stockholders. The remaining AOL investment would also provide additional financial flexibility and liquidity for the Company.

AOL Investments

         In connection with the Agreement, the Company sold AOL 2,725,026 shares of Common Stock in December 1999. In February 2000, the Company sold AOL a $200 million Convertible Senior Note due December 22, 2020, which among other things, may be converted based on a conversion price of $33.676 into 5,938,948 shares of Common Stock (subject to customary anti-dilution adjustments) at any time (1) the Common Stock closes at or above $33.676 for at least five consecutive trading days immediately preceding the date of conversion, (2) after termination of the Strategic Alliance Agreement or (3) after a Change of Control of the Company.

The Preferred Stock

         The following is a summary of the material terms of the Preferred Stock as set forth in the Agreement. The Preferred Stock will be issued pursuant to a Certificate of the Voting Powers, Designations, Preferences, Rights, Qualifications, Limitations and Restrictions (the "Certificate of Designations") that will be filed with the Delaware Secretary of State on or before the closing date of the sale of the Preferred Stock to AOL.

         Shares Authorized and Seniority. The total number of shares of Preferred Stock authorized is 100,000. The Preferred Stock ranks senior to the Common Stock with respect to the payment of dividends and other distributions to the holders of Common Stock other than distributions of Common Stock.

         Voting Rights. Holders of the Preferred Stock are not entitled to vote on any matters submitted to the stockholders of the Company unless (1) required by applicable law or (2) if an action is taken to amend, alter or repeal (including by merger or consolidation) the Company's Restated Certificate of Incorporation or the Certificate of Designations to alter, or change powers, preferences and special rights of the shares of Preferred Stock so as to affect them adversely other than the issuance of capital stock (other than the Preferred Stock). Any such action requires the consent of the holders of a majority of the then outstanding shares of Preferred Stock.

         Liquidation. Upon any dissolution and liquidation or winding up of the Company and before any distribution or payment out of any assets of the Company to holders of junior stock, including Common Stock, the assets remaining after payment of all debts and liabilities of the Company and payments to holders of senior stock shall be distributed to the holders of the Preferred Stock, to the extent available, in an amount (the "Liquidation Preference") equal to $4,000 per share plus an amount equal to all dividends (whether or not declared) accrued and unpaid prior to the date fixed for distribution. If the funds available are insufficient, then the Liquidation Preference is paid on a pro-rata basis. A merger, consolidation or similar transaction or event is not deemed liquidation.

         Dividends. Holders of Preferred Stock are entitled to receive dividends at an annual rate per share that will be determined when the Preferred Stock is issued. The dividend rate will be calculated at the Treasury Rate minus 75 basis points. The Treasury Rate means the yield to maturity as of the date of issuance of the Preferred Stock of United States Treasury securities with a constant maturity of three years that is publicly available at least two business days before the date of issuance. As of November [13], 2001, the Treasury Rate would be 2.96% and accordingly, the dividend rate would be 2.21%.

         Dividends on the Preferred Stock are payable quarterly in cash out of funds legally available for dividends, but not later than the date of conversion. The quarterly dividend is calculated by dividing the annual amount by four. Dividends accrue whether or not the Company has earnings and whether or not the dividends are declared or funds are legally available to pay dividends.

         So long as more than twenty-five percent of the shares of Preferred Stock originally issued are outstanding, the Company cannot declare or pay a dividend on any shares of junior stock, including Common Stock (other than dividends payable in Common Stock), or make any distribution or payment or set aside anything of value for distribution or payment on or redeem, repurchase or otherwise acquire any share of Common Stock unless the full dividends, if any, accumulated on all the Preferred Stock for all past dividend payments have been made. Purchases, redemptions or other stock acquisitions committed to by the Company before any default on dividend payments on the Preferred Stock are permitted so long as they are not materially greater than similar transactions previously undertaken by the Company in the ordinary course of business consistent with past practice.

         Automatic Conversion. The Preferred Stock will convert automatically on the third anniversary of the closing of its sale to AOL. The Preferred Stock may be converted earlier at the Company's option immediately before a merger, consolidation, recapitalization or other business combination or transaction where (1) the Company is not the continuing corporation, and (2) the Company's stockholders immediately prior to the consummation of such transaction (including the shares of Common Stock issuable upon conversion of the Preferred Stock) own less than 50% of the Company's voting stock. In either circumstance, the Preferred Stock converts into the number of shares of Common Stock determined by dividing $4,000 by the Automatic Conversion Price.

         The Automatic Conversion Price is equal to the Fair Market Value of the Common Stock determined as of the date of such conversion except that the Automatic Conversion Price will not be (1) less than the Fair Market Value on the closing date of the initial sale of the Preferred Stock to AOL nor (2) more than the product of 1.12 and the Fair Market Value on the closing date of the initial sale of the Preferred Stock to AOL. If the Fair Market Value on the closing date equals the closing price on November [13], 2001, the Automatic Conversion Price would be no greater than $9.18 and no less than $8.20, subject to customary anti-dilution adjustments.

          The Fair Market Value of the Common Stock is equal to the average of the daily closing prices of Common Stock for a designated twenty consecutive trading day period preceding the determination date. The closing price is the last reported sales price regular way on the NYSE or the average of the reported closing bid and asked prices if no reported sales take place on such day. If the Common Stock is not quoted on the NYSE, the price on the principal national securities exchange on which the Common Stock is listed or admitted to trading or the Nasdaq Stock Market, or if the Common Stock is not so listed or admitted, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by the Company for that purpose.

         Optional Conversion. The Preferred Stock is generally not convertible before Automatic Conversion. However, the Preferred Stock may be converted at the option of the holder before the Automatic Conversion Date in the following circumstances: (1) upon the commencement and during any tender or exchange offer subject to Rule 13e-4 of the Exchange Act, or subject to Rule 14D of the Exchange Act and recommended by a majority of the continuing members of the Company's Board of Directors; (2) a Change of Control of the Company; or (3) within 30 days of the occurrence of a Special Optional Conversion Event.

         A Change of Control means (1) the acquisition by a person, entity or group acting in concert of voting securities representing the greater of (a) 25% or more of the total voting power for the election of directors or (b) the voting power for the election of directors held by the Company's founder, chairman and CEO, Theodore W. Waitt except the Change of Control does not include acquisitions by Mr. Waitt or his group of up to 60% of such total voting power); (2) any merger, consolidation, recapitalization, sale of assets outside the ordinary course of business or other business combination or transaction that results in either (A) the holders of the Company voting securities immediately prior to such transaction holding less than 50% of the total voting power for the election of directors of the surviving or resulting entity immediately after such transaction or (B) more than 25% or more of the Company's assets being transferred to a third party outside the ordinary course of business; (3) any change in composition of the Board over a period of up to 36 consecutive months so that a majority of the Board ceases to be individuals who
(a) were members of the Board continuously since the beginning of such time or
(b) were initially elected or nominated for election during such period by a majority of Board members described in (a) and (b) who were still in office at the time such election or nomination was approved by the Board; or (4) a liquidation or dissolution of the Company.

         A Special Optional Conversion Event means the occurrence of any of the following: (1) the declaration or payment of a cash dividend by the Company to all holders of its Common Stock; (2) immediately prior to the expiration of a tender or exchange offer made by the Company or any subsidiary of the Company subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and the offer requires the payment to stockholders of aggregate consideration in excess of the Fair Market Price of the shares being purchased at the time of such purchase (Fair Market Price being determined in generally the same manner as Fair Market Value except that it is calculated over the five consecutive trading days ending on the day in question), (3) termination of the Strategic Alliance Agreement due to a breach by the Company or Gateway Companies Inc., or by mutual agreement of AOL and the Company, or (4) the Company's failure to declare and pay or set apart for payment in full the dividends then accumulated on the outstanding Preferred Stock for either any two consecutive quarterly payment periods or three quarterly payment periods in any six consecutive quarterly payment periods.

         In the event of an optional conversion by a holder of Preferred Stock, each share of Preferred Stock is converted into the number of shares of Common Stock equal to $4,000 divided by the Optional Conversion Price on the date of the optional conversion. The Optional Conversion Price is equal to the product of 1.12 and the Fair Market Value on the closing date of the initial sale of the Preferred Stock to AOL except that in the event of a Special Optional Conversion Event, the conversion price shall be equal to the Automatic Conversion Price. If the Fair Market Value on the closing date equals the closing price on November [13], 2001, the Optional Conversion Price would be $9.18.

         Certain Adjustments. The conversion price, the number of shares of Common Stock issuable upon conversion of the Preferred Stock and the maximum and minimum conversion prices will be adjusted under certain customary anti-dilution provisions.

Use of Proceeds

         The Company will receive up to $400 million for the sale of the Preferred Stock to AOL and will not receive any additional cash upon any conversion into Common Stock. The Company intends to use the proceeds to provide additional liquidity and financial flexibility and to use it for general corporate purposes. The Company will also consider using part or all of the proceeds to repurchase Common Stock or Preferred Stock, depending on projected cash flows and liquidity requirements, which would have the effect of reducing the dilution otherwise resulting from the potential sale and conversion of the Preferred Stock. As noted above, however, the Company believes that its current sources of liquidity and working capital, excluding any borrowings under its credit facility and the final tranche of the AOL investment, will provide adequate flexibility for the Company's needs for at least the next 12 months.

Board Recommendation

         The Board believes that it is important to align the Company's interests with AOL and to continue to strengthen the relationship pursuant to the Strategic Alliance Agreement. The Board also believes that the AOL investment will provide the Company with additional liquidity and financial flexibility. While the Board has directed management to evaluate with AOL various options, including a different form of investment, a smaller investment, or no investment at all, in order to preserve the Company's flexibility, the Board is seeking stockholder approval at the Meeting, in the event the Board wishes to proceed with the transaction and such approval should prove necessary under NYSE rules.

         As a result, the Board recommends that you approve the proposal at the Meeting to sell up to $400 million of Preferred Stock to AOL including the potential issuance of Common Stock upon conversion of the Preferred Stock.

         YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL AT THE MEETING.

         If the Board determines before the Meeting that a stockholder vote is not required under NYSE rules, then the Board will cancel the Meeting.

Voting Information

         Holders of the Company's Common Stock, $.01 par value (the "Common Stock") at the close of business on November 27, 2001 are entitled to vote at the Meeting or any adjournment or postponement thereof. As of that date, there were [323,962,291] shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote.

         All proxies duly signed and received will be voted at the Meeting, if held, in accordance with the instructions given by such proxies. In the absence of specific instructions, signed proxies received by us will be voted at the Meeting FOR the proposal to approve the issuance and sale of up to $400 million of Preferred Stock, including the potential issuance of Common Stock upon any conversion of the Preferred Stock. You may revoke the proxy at any time before it is voted by executing and delivering a later proxy, by giving written notice of the revocation to the Corporate Secretary of the Company before the Meeting, or by attending the Meeting and voting in person. We are mailing this Proxy Statement on or about November [30], 2001.

         The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the proposal and present in person or by proxy at the meeting (i.e., a majority of the quorum present at the Meeting) will be required to approve the proposal provided that a quorum of stockholders representing at least a majority of the outstanding shares of Common Stock outstanding attend the meeting in person or by proxy. Shares represented by proxies that are marked "abstain" will only be counted for the purpose of determining the presence of a quorum. Accordingly, abstentions on this proposal have the effect of negative votes.

         Under the rules of the NYSE, brokers who hold shares in street name have the authority to vote on certain matters on which they have not received voting instructions from beneficial owners. For non-routine matters, such as the issuance and sale of shares of the Preferred Stock and potentially Common Stock as proposed, brokers who hold shares in street name do not have the authority to vote unless they have received voting instructions from beneficial owners. If such brokers have not received voting instructions, the shares are not counted or deemed to be present or represented for purposes of determining whether there is a quorum or these matters have been approved by the stockholders.

The Cost of Soliciting Proxies

         The Company will pay all of the costs of soliciting these proxies, including the cost of preparing, printing and mailing the proxy solicitation materials to the stockholders. Directors and employees of the Company may solicit proxies in person, by telephone or by other electronic means of communication. The Company will not compensate these directors or employees additionally for this solicitation, but the Company may reimburse them for any out-of-pocket expenses which they incur in the process of soliciting the proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals and the Company will reimburse them for any out-of-pocket expenses which they reasonably incur in the process of forwarding the materials.

Charter Document Provisions Potentially Affecting Changes of Control

         The Restated Certificate of Incorporation of the Company divides our Board into three classes, each serving three year terms. Stockholders elect only one class of directors at each annual meeting. The Delaware General Corporation Law requires that directors on a classified board may only be removed for cause. In addition, the Company has instituted a shareholders rights plan that could dilute the interests of a stockholder who purchases or attempts to purchase certain threshold interests in the Company without the support of the Board. The existence of the shareholders rights plan, classified board, and similar provisions may have the effect of discouraging a change of control of the Company not supported by its Board.

Incorporation by Reference

         Pursuant to rules governing proxy statements, certain of the information required by such rules is hereby incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2000 and the Company's Form 10-Qs for the fiscal quarters ended March 31, 2001; June 30, 2001; and September 30, 2001 which were previously filed with the Securities and Exchange Commission.

                                  GATEWAY, INC.

                                      PROXY

          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 21, 2001
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints William M. Elliott, Javade Chaudhri and Stephanie Heim, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Gateway, Inc., a Delaware corporation (the "Company"), which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the office of the Company at 14303 Gateway Place, Poway, California 92064 on December 21, 2001 at 9:00 a.m., Pacific Standard Time, or at any adjournment or postponement thereof, as shown on the voting side of this card.


               (Continued and to be signed on the reverse side.)

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         This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR Proposal 1.

                                                         FOR   AGAINST   ABSTAIN

1.  Approve issuance and sale of the Preferred Stock     [ ]     [ ]       [ ]
    including the Common Stock issuable upon conversion of the Preferred Stock.



---------------------------------------  ---------------------------------------
(Signature)                              (Signature if held jointly)



Dated: December ___, 2001

NOTE: This Proxy Card should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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


                                  GATEWAY, INC.
                                INSTRUCTION CARD
          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 21, 2001
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Voting Instructions to:
Norwest Bank Minnesota, N.A., as Trustee of the Gateway, Inc. Retirement Savings Plan ("Plan")

         I hereby direct that the voting rights pertaining to shares of Common Stock of Gateway, Inc. (the "Company") held by the trustee and attributable to my account in the Plan shall be exercised at the Special Meeting of Stockholders of the Company to be held at the office of the Company at 14303 Gateway Place, Poway, California 92064 on December 21, 2001 at 9:00 a.m., Pacific Standard Time, or at any adjournment or postponement thereof, as shown on the voting side of this card. IF THE INSTRUCTION CARD IS NOT RETURNED OR IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED INSTRUCTION CARD IS RETURNED, THE SHARES CREDITED IN THE PARTICIPANT'S GATEWAY COMMON STOCK FUND ACCOUNT WILL BE VOTED ON THE PROPOSAL IN ACCORDANCE WITH THE TERMS OF THE PLAN.


               (Continued and to be signed on the reverse side.)

--------------------------------------------------------------------------------

         This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR Proposal 1.

                                                         FOR   AGAINST   ABSTAIN

1.  Approve issuance and sale of the Preferred Stock     [ ]     [ ]       [ ]
    including the Common Stock issuable upon conversion of the Preferred Stock.




---------------------------------------  ---------------------------------------
(Signature)                              (Signature if held jointly)



Dated: December ___, 2001

NOTE: This Proxy Card should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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